EXHIBIT 99


[LOGO OF HERSHEY FOODS APPEARS HERE]                 HERSHEY FOOD NEWS
                                                     HERSHEY FOODS CORPORATION
                                                     100 CRYSTAL A DRIVE
						     HERSHEY, PA  17033
                                                     E-Mail: pr@hersheys.com
                                                     http:  //www.hersheys.com

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FOR IMMEDIATE RELEASE                              CONTACT: John C. Long
---------------------                                       ------------
March 12, 2001                                              (717) 534-7631

                               HERSHEY FOODS NAMES
                       RICHARD H. LENNY PRESIDENT AND CEO

         HERSHEY, PA. - Hershey Foods Corporation (NYSE:HSY) today named Richard
H. Lenny president and chief executive officer of the global confectionery company, said Kenneth L. Wolfe, Hershey's chairman and chief executive officer since 1994. Lenny most recently has served as head of the Nabisco Biscuit and Snack business at Kraft Foods. Wolfe said he would remain chairman during a transitional period not to exceed one year, at which time Lenny will add the chairman position to his title.

         The announcement is the culmination of a planned succession process and a search for a new CEO that began in 2000 as Wolfe, 62, approached his desired retirement age.

         Lenny, 49, most recently was group vice president of Kraft Foods and president, Nabisco Biscuit and Snacks, one of the largest operating units of Kraft Foods, with annual revenues of approximately $6 billion. The Nabisco Biscuit and Snack business includes such brands as OREO, CHIPS AHOY!, RITZ, PLANTERS and LIFE SAVERS. Prior to the acquisition of Nabisco late last year, Lenny had been president of Nabisco Biscuit Company. He earlier had served as president of Pillsbury North America at The Pillsbury Company. Lenny spent the first 18 years of his career in various brand and sales management positions at Kraft Foods.

         Wolfe said, "Our goal in searching for my successor has been to find an individual with the right combination of food industry experience and proven leadership ability to guide Hershey Foods in this new century. We were very fortunate to recruit

Rick Lenny. He is an accomplished executive with a 24-year career in packaged goods who has a strong track record of building brands and people. His enormous record of success will be a tremendous asset to Hershey Foods. I am very confident that our shareholders and employees can look to a bright future as Rick assumes the leadership of our corporation."

         Lenny said, "It's a privilege to lead this great American icon. Hershey's advantaged position within the very attractive snack market has been built on unsurpassed product quality, powerful brand equities, and complementary acquisitions. In addition, the company's historic relationship with the Milton Hershey School provides significant benefit to others."

         Robert H. Campbell, chairman of the Board of Directors' CEO Search Committee, added, "The directors of this company are very pleased that Rick Lenny has agreed to join us. This brings to a successful conclusion our work to find a successor for Ken Wolfe upon his intended retirement. Ken has done an outstanding job of leading this company over the past seven years, and we are confident that Rick will do an equally fine job in the years ahead."
         Wolfe joined Hershey Foods in 1967 and was named vice president, finance and chief financial officer of the corporation in 1981, and senior vice president, finance and chief financial officer and a member of the board of directors in 1984. He was elected president and chief operating officer in 1985 and chairman and chief executive officer in 1994.

         The search was conducted by Spencer Stuart, the global executive recruiting firm.

ABOUT HERSHEY FOODS CORPORATION

         Hershey Foods Corporation is the leading North American manufacturer of quality chocolate and non-chocolate confectionery and chocolate-related grocery products, and has a variety of international operations. Among Hershey's most popular products are: REESE'S peanut butter cups, HERSHEY'S milk chocolate and milk chocolate with almond bars, HERSHEY'S KISSES chocolates, KIT KAT wafer bars, TWIZZLERS candy, HERSHEY'S cocoa, and HERSHEY'S syrup.


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ABOUT THE MILTON HERSHEY SCHOOL

         The Milton Hershey School, located in Hershey, Pa., is a non-profit school for the full-time care, education and nurturing of disadvantaged children. It is the sole beneficiary of the trust established by Milton S. and Catherine S. Hershey in 1909. The school currently has 1,160 students, with plans to expand enrollment to 1,500. The Milton Hershey School Trust has 77% of the voting power of Hershey Foods' common stock and has held a controlling interest in the corporation since 1918.

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